Exhibit 5.1

August 9, 2018

American Water Works Company, Inc.

American Water Capital Corp.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Ladies and Gentlemen:

We have acted as counsel to American Water Works Company, Inc., a Delaware corporation (“AWW”), and American Water Capital Corp., a Delaware corporation (the “Company”), in connection with the issuance by the Company of $625,000,000 aggregate principal amount of its 3.750% Senior Notes due 2028 and $700,000,000 aggregate principal amount of its 4.200% Senior Notes due 2048 (together, the “Notes”), issued under the Indenture, dated as of December 4, 2009 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), which Notes have the benefit of the Support Agreement, dated June 22, 2000, as amended as of July 26, 2000, between the Company and AWW (the “Support Agreement”).

We have participated in the preparation of or reviewed (1) the Registration Statement on Form S-3 (Registration Nos. 333-224558 and 333-224558-01) (the “Registration Statement”), which Registration Statement was filed jointly by the Company and AWW with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated May 1, 2018 (the “Base Prospectus”), forming a part of the Registration Statement, as supplemented by a prospectus supplement dated August 6, 2018 (the “Prospectus Supplement”) relating to the Notes, both such prospectus and prospectus supplement filed pursuant to Rule 424(b) under the Securities Act; (3) the Indenture; (4) the Support Agreement; (5) the certificate of incorporation of the Company; (6) the by-laws, as amended, of the Company; (7) the restated certificate of incorporation of AWW; (8) the amended and restated bylaws of AWW; and (9) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Notes) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0060 United States	+1.215.309.6000 +1.215.309.6001

American Water Works Company, Inc.

American Water Capital Corp.

August 9, 2018

Based on the foregoing, we are of the opinion that the Notes and the Support Agreement, as it relates to the Notes, are valid and binding obligations of the Company and AWW, respectively, except as may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Notes conform to specimens examined by us and that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the reference to us under the heading “Legal Matters” in each of the Base Prospectus and the Prospectus Supplement, to the references to us in the Registration Statement, including under the heading “Legal Matters” in the Base Prospectus, and to the filing of this opinion as an exhibit to AWW’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States insofar as they bear on matters covered hereby.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP